Exhibit 99.1

Cable ONE Reports Full Year and Fourth Quarter 2016 Results

Annual Net Income Grows 11.1% and Adjusted EBITDA Grows 10.3%

Company Announced Strategic Acquisition

February 28, 2017 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the three months and year ended December 31, 2016.

Full year 2016 highlights:

●

Net income was $98.9 million, an increase of 11.1%, year-over-year. Adjusted EBITDA[1] was $350.5 million, an increase of 10.3% year-over-year, with a net profit margin of 12.1% and an Adjusted EBITDA Margin[1] of 42.8%.

●

Net cash provided by operating activities was $251.8 million, an increase of 2.2% compared to 2015. Adjusted EBITDA less capital expenditures[1] was $225.0 million, an increase of 48.7% compared to 2015.

●	Residential data revenues were $344.2 million, an increase of 16.9% year-over-year.

●	Business services revenues were $100.3 million, an increase of 13.0% year-over-year.

●	Residential data and business services revenues grew to 54.2% of total revenues compared to 47.5% in 2015.

●	Total revenues were $819.6 million compared to $807.3 million in 2015.

Fourth quarter 2016 highlights:

●

Net income was $24.4 million, a decrease of 6.5% year-over-year. Adjusted EBITDA[1] was $88.6 million in the fourth quarter of 2016, an increase of 0.7% year-over-year, with a net profit margin of 11.8% and an Adjusted EBITDA Margin[1] of 42.9%. The decrease in net income was driven by higher selling, general and administrative expenses and depreciation expense. The Adjusted EBITDA growth year-over-year was affected by the positive net impact of $2.3 million for certain insurance-related benefits and other costs realized in the fourth quarter of 2015. Excluding the net impact of these benefits and costs, Adjusted EBITDA growth would have been 3.4% year-over-year.

●

Net cash provided by operating activities was $58.3 million, an increase of 13.8% year-over-year. Adjusted EBITDA less capital expenditures[1] was $54.4 million, an increase of 160.8% compared to the fourth quarter of 2015.

●	Residential data revenues were $87.9 million, an increase of 12.9% year-over-year.

●	Business services revenues were $26.6 million, an increase of 14.2% year-over-year.

●	Residential data and business services revenues grew to 55.4% of total revenues compared to 49.7% in the fourth quarter of 2015.

●	Total revenues were $206.7 million compared to $203.4 million in the fourth quarter of 2015.

Other highlight:

●	In January 2017, the Company announced it entered into a definitive agreement to acquire NewWave Communications (“NewWave”).

1 Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.”  Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA Margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is reconciled to net cash provided by operating activities. Refer to the Reconciliations of Non-GAAP Measures tables of this press release.

“We are pleased with our annual results demonstrating top line revenue growth and strong Adjusted EBITDA and margin expansion,” said Julie Laulis, President and CEO of Cable ONE. “We are also excited about our recent announcement of the planned acquisition of NewWave Communications, which will allow us to utilize our financial capacity for an acquisition that should be accretive to shareholder value.”

Full Year 2016 Financial Results Compared to Full Year 2015

Revenues grew $12.4 million, or 1.5%, with increases in residential data and business services revenues more than offsetting decreases in residential video and residential voice revenues. Residential data revenues increased $49.7 million, or 16.9%, due primarily to a rate adjustment taken in the fourth quarter of 2015, an increase in residential data customers of 1.8%, a reduction in package discounting and increased subscriptions to premium tiers. Business services revenues increased $11.6 million, or 13.0%, and total business customer relationships increased 8.7% year-over-year, driven by growth in data and voice services attributable to small and medium-sized businesses and enterprise customers. The decreases in residential video revenues of $37.9 million, or 11.4%, and in residential voice revenues of $7.2 million, or 14.4%, were primarily attributable to residential video and voice customer losses of 12.4% and 12.0%, respectively, during 2016.

Operating expenses (excluding depreciation and amortization) as a percentage of revenues were 37.1% and 38.5% for 2016 and 2015, respectively, and decreased $6.5 million, or 2.1%, year-over-year. The improvements in operating expenses were driven by lower programming costs of $9.9 million associated with the reduction in residential video customers, partially offset by non-programming operating expense increases primarily from higher backbone and Internet connectivity fees of $1.9 million and group insurance of $1.2 million.

Selling, general and administrative expenses as a percentage of revenues were 22.5% and 24.0% for 2016 and 2015, respectively, and decreased $9.2 million, or 4.7%, due primarily to lower customer billing costs following the completion of our billing system conversion of $11.4 million; salaries, wages and benefit costs of $7.3 million and general and workers’ compensation insurance of $2.9 million. These decreases were partially offset by increases in incentive compensation expense of $4.8 million, acquisition-related costs of $4.7 million and marketing expense of $3.2 million.

Other income increased $5.4 million in 2016, reflecting primarily a $4.1 million gain on the sale of a cable system. Interest expense almost doubled with a full year of interest incurred on the Company’s borrowings under its credit facilities compared to six months of interest incurred in 2015.

Net income increased $9.9 million, or 11.1%, to $98.9 million in 2016, compared to $89.0 million in the prior year, resulting primarily from improvements in our operating and selling, general and administrative expenses as a percentage of revenues and the gain from the sale of a cable system partially offset by higher interest and income tax expenses during 2016.

Adjusted EBITDA increased 10.3% to $350.5 million in 2016 compared to $317.7 million in the prior year. Capital expenditures totaled $125.5 million and $166.4 million for 2016 and 2015, respectively. Adjusted EBITDA less capital expenditures was $225.0 million, an increase of $73.7 million, or 48.7%, from the prior year.

Fourth Quarter 2016 Financial Results Compared to Fourth Quarter 2015

Revenues increased $3.3 million, or 1.6%, due primarily to increases in residential data and business services revenues of $10.0 million and $3.3 million, respectively. For the fourth quarter of 2016 and 2015, residential data revenues comprised 42.5% and 38.3% of total revenues and business services revenues comprised 12.9% and 11.4% of total revenues, respectively. The increases in residential data and business services revenues more than offset decreases in residential video and voice revenues of $5.9 million and $2.5 million, respectively, primarily attributable to customer losses year-over-year.

Operating expenses (excluding depreciation and amortization) decreased slightly in the fourth quarter of 2016 and improved as a percentage of revenues at 36.3% compared to 37.0% in the fourth quarter of 2015. The improvements in operating expenses were driven by lower programming costs of $1.4 million associated with the reduction in residential video customers, partially offset by an increase in group insurance costs of $1.2 million.

Selling, general and administrative expenses as a percentage of revenues were 23.5% and 21.9% in the fourth quarter of 2016 and 2015, respectively, and increased $4.2 million, or 9.4%. The increase was primarily attributable to higher marketing expenses of $2.1 million, professional fees of $2.1 million and acquisition-related costs of $1.6 million, partially offset by decreased customer billing costs of $1.3 million.

Net income decreased $1.7 million, or 6.5%, to $24.4 million in the fourth quarter of 2016 compared to $26.1 million in the prior year period. The lower net income in the fourth quarter of 2016 was driven by higher selling, general and administrative expenses and depreciation and amortization expenses partially offset by lower income tax expenses compared to the fourth quarter of 2015.

Adjusted EBITDA was $88.6 million and $88.0 million, and capital expenditures totaled $34.2 million and $67.1 million for the fourth quarter of 2016 and 2015, respectively. Adjusted EBITDA less capital expenditures was $54.4 million, an increase of $33.6 million, or 160.8%, from the prior year period. The Adjusted EBITDA growth year-over-year was affected by the positive net impact of $2.3 million for certain insurance-related benefits and other costs realized in the fourth quarter of 2015. Excluding the net impact of these benefits and costs, Adjusted EBITDA growth would have been 3.4% year-over-year.

Liquidity and Capital Resources

At December 31, 2016, the Company had approximately $138.0 million of cash and cash equivalents on hand, compared to $119.2 million at December 31, 2015. The Company’s debt balance, excluding unamortized debt issuance costs, was $545.3 million and $549.1 million at December 31, 2016 and 2015, respectively. The Company also had $197.2 million available for borrowing under its revolving credit facility as of December 31, 2016. During 2016, the Company repurchased 126,797 shares under its stock repurchase program at an aggregate cost of $56.4 million.

Acquisition of NewWave

In January 2017, the Company announced the acquisition of NewWave for a purchase price of $735 million in cash, subject to customary post-closing adjustments. The Company expects to finance the transaction with $650 million of senior secured loans and cash on hand. The transaction is expected to be completed in the second quarter of 2017.

Other Information

In the first quarter of 2017, the Company changed its accounting estimate related to the capitalization of certain internal labor and related costs associated with construction and customer installation activities.  Historically, the Company did not have adequate information to identify and calculate all of the capitalizable labor and related costs, and therefore these costs were expensed as incurred. In the first quarter of 2017, the Company has implemented systems and processes that allow it to more accurately estimate the amount of directly identifiable labor costs incurred on construction and installation activities.  The Company anticipates that this change in estimate will result in an increase of capitalized labor costs for existing operations in the range of $28 million to $33 million on an annual basis, resulting in an equivalent decrease in expenses and increase in capital expenditures beginning in 2017. The Company estimates that net income will increase in the range of $16 million to $20 million in 2017 as a result of this change, although the net income impact will diminish over the following several years because of additional depreciation. Adjusted EBITDA will increase the same amount as capital expenditures, and Adjusted EBITDA margin will also rise. Adjusted EBITDA less capital expenditures will not be affected by this change in estimate.2

2 As noted above, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures are non-GAAP financial metrics. For more information, refer to the section of this press release entitled “Use of Non-GAAP Financial Metrics.”

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the fourth quarter and full year 2016 on Tuesday, February 28, 2017, at 11 a.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10101574. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Wednesday, March 1, 2017, until Wednesday, March 15, 2017, on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”).

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income in the Reconciliations of Non-GAAP Measures tables of this press release. Adjusted EBITDA Margin is reconciled to net profit margin in the Reconciliations of Non-GAAP Measures tables of this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the Reconciliations of Non-GAAP Measures tables of this press release.

“Adjusted EBITDA” is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, equity- and pre-spin cash-based incentive compensation expense, loss (gain) on deferred compensation, other (income) expense, net, acquisition-related costs, loss on disposal of fixed assets and other unusual operating expenses, as defined in the Reconciliations of Non-GAAP Measures tables of this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures” is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, provision for income taxes, changes in operating assets and liabilities and other unusual operating expenses, as defined in the Reconciliations of Non-GAAP Measures tables of this press release, when used as a liquidity measure.

The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States. Serving more than 650,000 customers in 19 states with high-speed Internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless Internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

Contacts:

Trish Niemann	Kevin Coyle
Public Relations Director	CFO
602-364-6372	602-364-6505

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	uncertainties as to the timing of the acquisition of NewWave and the risk that the transaction may not be completed in a timely manner or at all;
●

the possibility that any or all of the various conditions to the consummation of the acquisition of NewWave may not be satisfied or waived, including failure to receive any required regulatory approvals (or any conditions, limitations or restrictions placed in connection with such approvals);

●	risks regarding the failure to obtain the necessary financing to complete the NewWave transaction;

●

the effect of the announcement or pendency of the transaction on our and NewWave’s ability to retain and hire key personnel and their ability to maintain relationships with customers, suppliers and other business partners;

●	the potential diversion of senior management’s attention from our ongoing operations;
●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the NewWave transaction;
●	our ability to integrate NewWave’s operations into our own in an efficient and effective manner;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our data, video and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC on March 7, 2016.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except per share and share data)	2016	2015	% Change	2016	2015	% Change
Revenues
Residential Data	$87,916	$77,876	12.9%	$344,184	$294,486	16.9%
Residential Video	72,071	77,953	(7.5)%	294,781	332,716	(11.4)%
Residential Voice	10,216	12,678	(19.4)%	42,949	50,148	(14.4)%
Business Services	26,587	23,275	14.2%	100,311	88,741	13.0%
Advertising Sales	7,417	8,870	(16.4)%	27,496	31,034	(11.4)%
Other	2,520	2,792	(9.7)%	9,904	10,141	(2.3)%
Total Revenues	206,727	203,444	1.6%	819,625	807,266	1.5%
Costs and Expenses
Operating (excluding depreciation and amortization)	75,082	75,251	(0.2)%	304,438	310,925	(2.1)%
Selling, general and administrative	48,615	44,456	9.4%	184,797	193,964	(4.7)%
Depreciation and amortization	36,583	32,713	11.8%	142,183	140,635	1.1%
Total operating costs and expenses	160,280	152,420	5.2%	631,418	645,524	(2.2)%
Income from operations	46,447	51,024	(9.0)%	188,207	161,742	16.4%
Interest expense	(7,588)	(7,288)	4.1%	(30,221)	(16,090)	87.8%
Other income (expense), net	99	(350)	(128.3)%	5,121	(232)	NM
Income before income taxes	38,958	43,386	(10.2)%	163,107	145,420	12.2%
Provision for income taxes	14,570	17,308	(15.8)%	64,168	56,387	13.8%
Net income	$24,388	$26,078	(6.5)%	$98,939	$89,033	11.1%

Other comprehensive gain (loss), net of tax	29	(557)		111	(557)
Comprehensive income	$24,417	$25,521		$99,050	$88,476

Net income per common share:
Basic	$4.27	$4.45		$17.23	$15.21
Diluted	$4.23	$4.44		$17.14	$15.19
Weighted average common shares outstanding:
Basic	5,714,862	5,854,253		5,743,568	5,853,283
Diluted	5,760,834	5,864,083		5,770,960	5,860,089

NM	Not meaningful

CABLE ONE, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(in thousands, except par value and share data)	December 31, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$138,040	$119,199
Accounts receivable, net	37,073	34,705
Prepaid assets	10,824	10,824
Total Current Assets	185,937	164,728
Property, plant and equipment, net	619,621	640,567
Intangibles, net	497,480	496,770
Goodwill	84,928	85,488
Other assets	9,305	11,252
Total Assets	$1,397,271	$1,398,805

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$82,703	$95,288
Deferred revenue	22,190	22,363
Income taxes payable	-	5,431
Long-term debt - current portion	6,250	3,750
Total Current Liabilities	111,143	126,832
Long-term debt	530,886	535,511
Accrued compensation and related benefits	24,157	24,399
Other liabilities	277	90
Deferred income taxes	276,297	276,627
Total Liabilities	942,760	963,459

Stockholders' Equity
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 and 5,879,925 shares issued, and 5,708,223 and 5,833,442 shares outstanding as of December 31, 2016 and 2015, respectively)	59	59
Additional paid-in capital	17,669	4,929
Retained earnings	511,776	447,282
Accumulated other comprehensive loss	(446)	(557)
Treasury stock, at cost (179,676 and 46,483 shares held as of December 31, 2016 and 2015, respectively)	(74,547)	(16,367)
Total Stockholders' Equity	454,511	435,346
Total Liabilities and Stockholders' Equity	$1,397,271	$1,398,805

CABLE ONE, INC.

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

		Three Months Ended December 31,			Year Ended December 31,
	(in thousands)	2016	2015	% Change	2016	2015	% Change
	Net Income	$24,388	$26,078	(6.5)%	$98,939	$89,033	11.1%
	Net Profit Margin	11.8%	12.8%		12.1%	11.0%
Plus:	Interest expense, net	7,588	7,288	4.1%	30,221	16,090	87.8%
	Provision for income taxes	14,570	17,308	(15.8)%	64,168	56,387	13.8%
	Depreciation and amortization	36,583	32,713	11.8%	142,183	140,635	1.1%
	Equity- and pre-spin cash-based incentive compensation expense	2,645	2,875	(8.0)%	12,298	9,739	26.3%
	Loss (gain) on deferred compensation	74	(67)	(210.4)%	312	(1,141)	(127.3)%
	Other (income) expense, net	(99)	350	(128.3)%	(5,121)	232	NM
	Acquisition-related costs	1,663	-	NM	4,719	-	NM
	Loss on disposal of fixed assets	1,196	602	98.7%	2,821	1,735	62.6%
	Billing system implementation costs	-	837	NM	-	5,007	NM
	Adjusted EBITDA	88,608	87,984	0.7%	350,540	317,717	10.3%
	Adjusted EBITDA Margin	42.9%	43.2%		42.8%	39.4%
	Less: Capital expenditures	34,191	67,119	(49.1)%	125,534	166,361	(24.5)%
	Adjusted EBITDA less capital expenditures	$54,417	$20,865	160.8%	$225,006	$151,356	48.7%

NM	Not meaningful

	Three Months Ended December 31,			Year Ended December 31,
(in thousands)	2016	2015	% Change	2016	2015	% Change
Net cash provided by operating activities	$58,260	$51,213	13.8%	$251,831	$246,413	2.2%
Amortization of financing costs	(409)	(428)	(4.4)%	(1,642)	(902)	82.0%
Excess income tax benefit for equity-based compensation activities	822	-	NM	822	-	NM
Deferred income taxes	966	(12,095)	(108.0)%	403	11,282	(96.4)%
Gain on sale of cable system	(69)	-	NM	4,096	-	NM
Changes in operating assets and liabilities	5,242	23,578	(77.8)%	731	(16,177)	(104.5)%
Interest expense	7,588	7,288	4.1%	30,221	16,090	87.8%
Provision for income taxes	14,570	17,308	(15.8)%	64,168	56,387	13.8%
Cash-based incentive compensation expense	-	-	NM	-	526	NM
Loss (gain) on deferred compensation	74	(67)	(210.4)%	312	(1,141)	(127.3)%
Other (income) expense, net	(99)	350	(128.3)%	(5,121)	232	NM
Acquisition-related costs	1,663	-	NM	4,719	-	NM
Billing system implementation costs	-	837	NM	-	5,007	NM
Capital expenditures	(34,191)	(67,119)	(49.1)%	(125,534)	(166,361)	(24.5)%
Adjusted EBITDA less capital expenditures	$54,417	$20,865	160.8%	$225,006	$151,356	48.7%

NM	Not meaningful

CABLE ONE, INC.

OPERATING STATISTICS

	As of December 31,		YOY Change
	2016	2015	Total	%

HOMES PASSED	1,669,614	1,643,877	25,737	1.6%

TOTAL CUSTOMERS
Total	657,222	664,604	(7,382)	(1.1)%
Non-video	336,419	296,408	40,011	13.5%
Percent of Total	51%	45%

RESIDENTIAL CUSTOMERS	605,699	617,220	(11,521)	(1.9)%
Data	469,053	460,977	8,076	1.8%
Video	306,563	349,879	(43,316)	(12.4)%
Voice	97,724	111,028	(13,304)	(12.0)%
PSUs	873,340	921,884	(48,544)	(5.3)%

BUSINESS CUSTOMERS	51,523	47,384	4,139	8.7%
Data	44,855	40,264	4,591	11.4%
Video	13,683	14,271	(588)	(4.1)%
Voice	18,087	16,066	2,021	12.6%
PSUs	76,625	70,601	6,024	8.5%

PENETRATION
Data	30.8%	30.5%		0.3%
Video	19.2%	22.2%		(3.0)%
Voice	6.9%	7.7%		(0.8)%

SHARE OF FOURTH QUARTER REVENUES
Residential Data	42.5%	38.3%		4.2%
Business Services	12.9%	11.4%		1.5%
Total	55.4%	49.7%		5.7%

ARPUs - FOURTH QUARTER [1]
Residential Data	$62.64	$56.50	$6.14	10.9%
Residential Video	$77.23	$72.56	$4.67	6.4%
Residential Voice	$34.36	$37.35	$(2.99)	(8.0)%
Business Services	$173.41	$165.74	$7.67	4.6%
Total Customers	$104.78	$101.82	$2.96	2.9%

ASSOCIATES	1,877	1,972	(95)	(4.8)%

[1]	Calculated using average customer counts for the period.